Exhibit 99.1
For Immediate Release

Contacts:	Shaun A. Burke, President & CEO	NASDAQ:GFED
	Guaranty Bank	www.gbankmo.com
1341 W. Battlefield
Springfield, MO 65807
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC.
ANNOUNCES PRELIMINARY FIRST QUARTER 2012 FINANCIAL RESULTS

SPRINGFIELD, MO – (April 18, 2012) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces the following results for its first quarter ended March 31, 2012.

First Quarter 2012 Financial Highlights

•	Earnings per share for the quarter was $.20 compared to $.09 earned during the first quarter of 2011.
•	Net income increased $311,000 for the quarter compared to the first quarter in 2011.
•	Net interest margin improved 31 basis points to 3.38% for the quarter as compared to the first quarter in 2011.
•	Efficiency ratio improved to 69.04% for the quarter as compared to 74.12% for the first quarter in 2011.
•	Book value per common share was $14.22 as of March 31, 2012, an increase of $.15 as compared to December 31, 2011.

The Company announces that net income for the first quarter ended March 31, 2012 was $834,000 as compared to $523,000 for the first quarter ended March 31, 2011.  After preferred dividends, diluted earnings per share was $.20, an increase from the $.09 per diluted share during the first quarter ended March 31, 2011.  This was a decline from the $.38 per diluted share the Company earned during the fourth quarter ended December 31, 2011.

There are a few key issues that contributed to the first quarter financial performance:

•	Net interest income - The Company’s improving net interest margin continues to positively impact net earnings. The average cost of interest bearing deposits has been reduced significantly over the past year due to continued declines in higher cost certificates of deposit as well as reductions in the average rate paid on transaction deposit balances. The Company is also benefiting from the reduction in wholesale funding balances (primarily Federal Home Loan Bank (FHLB) advances and repurchase agreements) of approximately $40 million during the latter half of 2011. On the asset side, earnings continue to be negatively impacted primarily from the decline in loan balances and weak loan demand. The Company continues to closely manage loan pricing by increasing yield on renewing credits and focusing on the reduction of nonaccrual loans.
•
Provision for loan losses – Based on its reserve analysis and methodology, the Company recorded a provision for loan loss expense of $900,000 during the quarter (no change from the prior year quarter). The allowance for loan losses as of March 31, 2012 was 2.32% of gross loans outstanding (excluding mortgage loans held for sale) compared to 2.17% as of December 31, 2011.

•
Non-interest income – Non-interest income increased $89,000 due to a few significant factors.  First, the Company recognized $362,000 of gains on sales of loans during the quarter compared to $278,000 of gains in the prior year quarter (an increase of $84,000).  Secondly, the Company experienced modest improvement in income from gains on investments, loss on foreclosed assets held for sale and other miscellaneous income of approximately $89,000 for the period.  Offsetting these gains, the Company continues to experience a reduction in service charge income (declining $84,000 compared to the prior year quarter), specifically from a decline in overdraft charges which is primarily due to implementation of new regulatory guidance on the operation of overdraft payment programs during the fourth quarter of 2011.

•
Non-interest expense – Non-interest expense decreased $104,000 during the period compared to the prior year quarter.  Salaries and benefit costs had a modest increase of $70,000 during the period primarily due to increased staffing throughout 2011 in the areas of human resources, information systems and risk management, as well as normal pay raises.  FDIC deposit insurance premiums decreased $69,000 for the period primarily due to the change in the assessment base and rate structure that went into effect in the second quarter of 2011.  The Company also experienced a significant decrease of $120,000 in legal expenses related to costs incurred on a few specific troubled borrowers during the prior year quarter.

•
Nonperforming assets – The Company experienced an increase in nonperforming assets of $3.9 million at quarter end as compared to December 31, 2011.  This was primarily due to a long-term credit relationship that was determined to have further deterioration since year-end and was placed on nonaccrual.  This customer relationship had already been specifically classified as of December 31, 2011.

About Guaranty Federal Bancshares, Inc.
Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services.  The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and Loan Production Offices in Taney, Wright, Webster and Howell Counties.  In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 100 area ATMs and over 1,600 ATMs nationwide.  For more information visit the Guaranty Bank website: www.gbankmo.com.

The discussion set forth above may contain forward-looking comments.  Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release.  When used in this release, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Such statements are subject to risks and uncertainties.  Actual results of the Company’s operations could materially differ from those forward-looking comments.  The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

Financial Highlights:
	Quarter ended
Operating Data:	31-Mar-12	31-Mar-11
	(Dollar amounts are in thousands,
	except per share data)

Total interest income	$6,866	$7,530
Total interest expense	1,850	2,686
Net interest income	5,016	4,844
Provision for loan losses	900	900
Net interest income after provision for loan losses	4,116	3,944
Noninterest income	847	758
Noninterest expense	4,048	4,152
Income before income taxes	915	550
Provision for income taxes	81	27
Net income	834	523
Preferred stock dividends and discount accretion	281	281
Net income available for common shareholders	$553	$242
Net income per common share-basic	$0.20	$0.09
Net income per common share-diluted	$0.20	$0.09

Annualized return on average assets	0.52%	0.31%
Annualized return on average equity	6.08%	4.00%
Net interest margin	3.38%	3.07%
Efficiency ratio	69.04%	74.12%

	At	At
Financial Condition Data:	31-Mar-12	31-Dec-11
Cash and cash equivalents	$35,709	$26,574
Investments and interest bearing deposits	96,627	86,871
Loans, net of allowance for loan losses
3/31/2012 - $10,974; 12/31/2011 - $10,613	462,955	482,664
Other assets	53,743	52,397
Total assets	$649,034	$648,506

Deposits	$484,218	$484,584
FHLB advances	68,050	68,050
Subordinated debentures	15,465	15,465
Securities sold under agreements to repurchase	25,000	25,000
Other liabilities	1,256	1,172
Total liabilities	593,989	594,271
Stockholders' equity	55,045	54,235
Total liabilities and stockholders' equity	$649,034	$648,506
Equity to assets ratio	8.48%	8.36%
Book value per common share	$14.22	$14.07
Non performing assets	$30,959	$27,014